EXHIBIT 2.3

EXECUTION COPY

Pinnacle Systems GmbH

Steinberg Media Technologies AG

Share Purchase and Transfer Agreement

dated December 18, 2002

[Linklaters Oppenhoff & Radler LOGO]

Mainzer Landstraße 16
D-60325 Frankfurt am Main
Postfach 17 01 11
D-60075 Frankfurt am Main

Telephone (49-69) 7 10 03-0
Facsimile (49-69) 7 10 03-333

Share Purchase and Transfer Agreement

between

(1)	Manfred Rürup, date of birth: June 12, 1951;
business address: Neuer Hôltigbaum 22 – 32, 22143 Hamburg

- hereinafter referred to as “Seller 1” -,

(2)	Karl Steinberg, date of birth April 15, 1952,
residential address: Neuer Hôltigbaum 22 – 32, 22143 Hamburg

- hereinafter referred to as “Seller 2” -,

(3)	Dr. Peter Klie, date of birth: December 2, 1962;
residential address: Hofweg 63, 22085 Hamburg

- hereinafter referred to as “Seller 3” -,

(4)	Per Larsen, date of birth: October 13, 1967;
residential address: Markusstraße 15, 20355 Hamburg

- hereinafter referred to as “Seller 4” -,

(5)	Thomas Hauswaldt, date of birth: November 24, 1954;
business address: Rathausstraße 13, 20095 Hamburg

- hereinafter referred to as “Seller 5” -,

(6)	Wolfgang Kundrus, date of birth: April 16, 1957;
residential address: Rahlstedter Straße 186e, 22143 Hamburg

- hereinafter referred to as “Seller 6” -,

(7)	CTI Limited, Bermuda,
c/o Creative Technology Ltd., 31 International Business Park, Creative Resource,
Singapore 609921

- hereinafter referred to as “Seller 7” -,

(8)	Megafusion Corporation,
Ichibancho MS Bldg., 17-6, Ichibancho, Chiyoda-ku, Tokyo 102-0082, Japan

- hereinafter referred to as “Seller 8” -,

(9)	Helmut Landwehr, date of birth: May 7, 1955
residential address: Zeppelinallee 79, 60487 Frankfurt

- hereinafter referred to as “Seller 9” -,

(10)	Steve Garth, date of birth: June 26, 1956;
residential address: 1956 Concord Court, Simi Valley, CA 93065, USA

- hereinafter referred to as “Seller 10” -,

(11)	Thorsten Held, date of birth: February 27, 1967;
residential address: Kunaustraße 20d, 22393 Hamburg

- hereinafter referred to as “Seller 11” -,

(12)	Jôrg Houpert, date of birth: April 1, 1960;
residential address: Osterdeich 45, 28203 Bremen

- hereinafter referred to as “Seller 12” -,

(13)	Werner Kracht, date of birth: January 18, 1953;
residential address: Espellohweg 38, 22607 Hamburg

- hereinafter referred to as “Seller 13” -,

(14)	Dr. Philipp Meyer, date of birth: February 8, 1954;
residential address: Talstraße 20, CH-8001 Zürich

- hereinafter referred to as “Seller 14” -,

(15)	Michael Michaelis, date of birth: April 3, 1961;
residential address: Bôttgerstraße 1b, 20148 Hamburg

- hereinafter referred to as “Seller 15” -,

(16)	Stefan Scheffler, date of birth: December 16, 1968;
residential address: Pilatus Pool 17, 20355 Hamburg

- hereinafter referred to as “Seller 16” -,

(17)	Frank Simmerlein, date of birth: August 31, 1960;
residential address: Schulredder 1b, 21033 Hamburg

- hereinafter referred to as “Seller 17” -,

(18)	Bankhaus Hauck & Aufhäuser Privatbankiers KGaA,
Kaiserstraße 24, 60311 Frankfurt am Main

- hereinafter referred to as “Seller 18” -,

(19)	Wolf Rômmig, date of birth: January 22, 1944
residential address: Rechtsanwalt Wolf Rômmig, Feldstraße 60, 20357 Hamburg

- hereinafter referred to as “Seller 19” -,

(20)	Prof. Peter Kabel, date of birth: July 27, 1962
residential address: Henriettenweg 8, 20259 Hamburg

- hereinafter referred to as “Seller 20” -,

Seller 1 to Seller 20 hereinafter jointly referred to as “Sellers” -,

Seller 1 to Seller 2 hereinafter jointly referred to as “Managing Sellers” -,

and

(21)	Pinnacle Systems GmbH, Frankfurter Straße. 3c, 38112 Braunschweig

- hereinafter referred to as “Purchaser” -

and, for the purposes of its own undertaking pursuant to Clause 2.4 and acting as guarantor pursuant to Clause 8a for the Purchaser’s obligations,

(22)	Pinnacle Systems, Inc., 280 N, Bernardo Avenue, Mountain View, CA 94043

- hereinafter referred to as “Pinnacle, Inc.”

on the other side.

Any reference in this Agreement to “Parties” shall only refer to parties named under 1 - 21 above.

Index

1	Sale and Transfer of Shares and Waiver of Rights	6

2	Purchase Price	6

3	Closing	10

4	Period up to Closing	12

5	Statements of Sellers	13

6	Indemnification for Taxes, other Public Charges and Employment Claims	24

7	[Intentionally left blank]	27

8	Statements of Purchaser	27

8a	Guarantee of Pinnacle, Inc.	28

9	Performance and Liability	28

10	Covenants	29

11	Compliance with the Securities Laws	32

12	Miscellaneous	33

PREAMBLE

(A)
Steinberg Media Technologies AG is a stock corporation under German law with registered seat in Hamburg, registered in the commercial register of the lower court of Hamburg under HRB 76780 (the “Company”). The share capital of the Company amounts to EUR 6,891,307 which is divided into 6,891,307 shares (the “Shares”) with a par value of EUR 1 each (the “Share”). The Company has issued four share certificates, representing 6,274,869 Shares, 342,466 Shares, 171,233 Shares and 102,739 Shares, respectively (the “Share Certificates”). The Shares are bearer shares.

(B)
The Company is engaged in the business of developing, manufacturing and distributing soft- and hardware in the area of media and information technology as well as the rendering of services related thereto.

(C)	The Sellers hold the following number of Shares in the Company:

Seller		Number of Shares
1	Manfred Rürup	2,299,140
2	Karl Steinberg	2,299,140
3	Dr. Peter Klie	26,940
4	Per Larsen	26,940
5	Thomas Hauswaldt	458,460
6	Wolfgang Kundrus	186,422
6	CTI Limited	627,487
8	Megafusion Corporation	107,880
9	Helmut Landwehr	26,940
10	Steve Garth	26,940
11	Thorsten Held	26,940
12	Jôrg Houpert	26,940
13	Werner Kracht	26,940
14	Dr. Philipp Meyer	26,940
15	Michael Michaelis	26,940
16	Stefan Scheffler	26,940
17	Frank Simmerlein	26,940
18	Bankhaus Hauck & Aufhäuser Privatbankiers KGaA	342,466
19	Wolf Rômmig	171,233
20	Prof. Peter Kabel	102,739
total number of shares issued		6,891,307

(D)	The Purchaser designs, manufactures, markets and supports a wide range of high-quality software and hardware.

(E)	The Sellers are interested in selling and the Purchaser is interested in acquiring all the Shares in the Company on the terms and conditions set forth in this Agreement (the “Transaction”).

1    Sale and Transfer of Shares and Waiver of Rights

1.1    Sale and Transfer of Shares

On the terms and subject to the conditions set forth in this Agreement, the Sellers hereby sell to the Purchaser and the Purchaser hereby purchases from the Sellers the Shares together with all ancillary rights including all rights to profits of the current fiscal year and all non-distributed profits of previous fiscal years. The Parties agree (Einigung) that the legal title in the Shares shall transfer to the Purchaser upon physical delivery of the Share Certificates on Closing (Übergabe).

1.2    Waiver of Rights

The Sellers hereby waive any rights against the Company under the Shareholders’ Agreement of June 14, 2000 and release the Company from any liability under this agreement, effective as of Closing. Seller 7 (CTI Limited) hereby waives any rights of first refusal and any other pre-emption rights in respect to any of the Shares sold and transferred in connection with the Transaction. Effective as of Closing, the Sellers 18 to 20 hereby waive any rights against the Company, except for interest accrued until the date hereof, under or in connection with the agreements between each of the Sellers with the Company and the Managing Sellers regarding the issuance of three convertible bonds/warrants to the Sellers 18 to 20, dated August 9, 2002 and July 1, 2002, respectively.

2    Purchase Price

2.1
The aggregate consideration to be paid by the Purchaser to the Sellers for the sale and transfer of the Shares shall be an amount of US$ 24,000,000 (in words: Twenty Four Million United States Dollars) (the “Purchase Price”). The Purchase Price shall be allocated to the Sellers pursuant to Clause 2.3.

2.2    Method of Payment of Purchase Price

The Purchase Price shall be due on Closing and payable by Purchaser to Sellers as follows:

2.2.1
An amount of US$ 8,200,000 (in words: Eight Million Two Hundred Thousand United States Dollars) of the Purchase Price shall be paid by the Purchaser to the Sellers in cash, payable in accordance with Clause 2.3.1 of this Agreement (the “Cash Payment”).

2.2.2
An amount of US$ 11,800,000 (in words: Eleven Million Eight Hundred Thousand United States Dollars) of the Purchase Price shall be paid by Pinnacle, Inc. on the Purchaser’s behalf through the issuance of such number of shares of Pinnacle, Inc.’s common stock (the “ Pinnacle Shares”) equal to US$ 11,800,000 (in words: Eleven Million Eight Hundred Thousand

United States Dollars) (the “Secured Share Payment”), the number of which shall be calculated in accordance with Clause 2.2.4. The Pinnacle Shares to be paid pursuant to this Clause 2.2.2 shall be payable in accordance with Clause 2.3.2 of this Agreement.

2.2.3
An amount of US$ 4,000,000 (in words: Four Million United States Dollars) of the Purchase Price shall be paid by Pinnacle, Inc. on the Purchaser’s behalf though the issuance of such number of Pinnacle Shares equal to US$ 4,000,000 (in words: Four Million United States Dollars) (the “Unsecured Share Payment” and together with the Secured Share Payment the “Share Payments”), the number of which shall be calculated in accordance with Clause 2.2.4. The Pinnacle Shares to be paid pursuant to this Clause 2.2.3 shall be payable in accordance with Clause 2.3.2 of this Agreement.

Pinnacle Inc. shall issue share certificates for the “Unsecured Share Payment” as follows: 2 certificates for such number of Pinnacle shares equal to 1,5 Mio. US$ (each) rounded down to the next full share (the “Escrow shares”) and 2 certificates for such number of Pinnacle shares equal to 500,000 US$ (each) rounded up to the next full share.

2.2.4
The number of Pinnacle Shares to be issued for the Secured Share Payment and the Unsecured Share Payment shall be calculated by dividing the amount of the respective Share Payment by the Average Share Price, rounded up the next full number of shares that can be divided by two. The “Average Share Price” shall be the average of the last sale price of a single Pinnacle Share as reported by the NASDAQ National Market for a 20 trading days period ending three trading days prior to the day on which Closing takes place.

2.2.5
Subject to the limitations set fourth in clause 2.2.6, if the average of the last sale price of a single Pinnacle Share as reported by the NASDAQ National Market for the 25 trading day period (the “25 Day Adjustment Period”) commencing on the day on which the Form S-3 Registration Statement for the Secured Share Payment has been declared effective (“Adjusted Average Share Price”) exceeds or falls below the Average Share Price, the Secured Share Payment shall be adjusted as follows:

(i)
If the Adjusted Average Share Price is less than the Average Share Price, Purchaser shall make a cash payment (“Adjustment Payment”) to the Managing Sellers in accordance with Clause 2.3.2, the amount of which shall be calculated by multiplying the difference between the Adjusted Average Share Price and the Average Share Price with the number of Pinnacle Shares as calculated according to Clauses 2.2.2 and 2.2.4;

(ii)
if the Adjusted Average Share Price exceeds the Average Share Price, Managing Sellers shall make an Adjustment Payment to Purchaser in accordance with Clause 2.3.2, the amount of which shall be calculated by multiplying the difference between the Average Share Price and the Adjusted Average Share Price with the number of Pinnacle Shares as calculated according to Clauses 2.2.2 and 2.2.4.

2.2.6
If one or more of the Managing Sellers incurs a Realized Loss in connection with the sale prior to the expiration of the 25 Day Adjustment Period of all or a portion of the Pinnacle Shares constituting the Secured Share Payment the Adjustment Payment with respect to such Realized Loss shall not be calculated pursuant to Clause 2.5 hereof but shall instead be calculated by multiplying the Realized Loss with the number of Pinnacle Shares constituting the Secured Share Payment that the applicable Managing Seller sold prior to the expiration of the 25 Day Adjustment Period (a “Realized Loss Payment”).

For the purposes of this Section 2.2.6, a “Realized Loss” shall mean an amount in US dollars equal to the difference between (i) the Average Share Price and (ii) the lower per share price at which the applicable Managing Seller sold Pinnacle Shares constituting the Secured Share Payment prior to the expiration of the 25 Day Adjustment Period.

If one or more of the Managing Sellers incurs a Realized Gain in connection with the sale prior to the expiration of the 25 Day Adjustment Period of all or a portion of the Pinnacle Shares constituting the Secured Share Payment, the Adjustment Payment with respect to such Realized Gain shall not be calculated pursuant to Clause 2.5 hereof but shall instead be calculated by multiplying the Realized Gain with the number of Pinnacle Shares constituting the Secured Share Payment that the applicable Managing Seller sold prior to the expiration of the 25 Day Adjustment Period (a “Realized Gain Payment”).

For the purposes of this Section 2.2.6, a “Realized Gain” shall mean an amount in US dollars equal to the difference between (i) the Average Share Price and (ii) the higher per share price at which the applicable Managing Seller sold Pinnacle Shares constituting the Secured Share Payment prior to the expiration of the 25 Day Adjustment Period.

2.3    Payment Procedure

2.3.1
The Cash Payment shall be made by Purchaser by money transfer into the bank accounts of the Sellers (all at Bankhaus Hauck & Aufhäuser Privatbankiers KGaA, banking code (BLZ): 502 209 00) as follows on or before Closing:

Seller	bank accounts	amount payable (US$)
Manfred Rürup	200-13 121-03	28,272
Karl Steinberg	200-13 122-02	28,272
Dr. Peter Klie	200-13 123-01	92,899
Per Larsen	200-13 146-04	92,899
Thomas Hauswaldt	200-13 126-08	1,580,937
Wolfgang Kundrus	200-13 147-03	642,920

CTI Limited	206-13 144-03	2,399,999
Megafusion Corporation	200-13 156-01	372,010
Helmut Landwehr	200-58727-06	92,899
Steve Garth	200-13 157-00	92,899
Thorsten Held	200-13 148-02	92,899
Jôrg Houpert	200-13 149-01	92,899
Werner Kracht	200-13 150-07	92,899
Dr. Philipp Meyer	200-13 158-09	92,899
Michael Michaelis	200-13 151-06	92,899
Stefan Scheffler	200-13 152-05	92,899
Frank Simmerlein	200-13 153-04	92,899
Bankhaus Hauck & Aufhäuser Privatbankiers KGaA	90296229	1,180,947
Wolf Rômmig	200-13 159-08	590,474
Prof. Peter Kabel	200-13 160-05	354,281
total amount of Cash Payment		US$ 8,200,000

2.3.2
The Pinnacle Shares shall be issued in the name of the Managing Sellers and delivered to the Managing Sellers in equal portions on or before Closing. Any Adjustment Payment required pursuant to Clause 2.2.5 by or to the Managing Sellers, as the case may be, or any Realized Loss Payment or Realized Gain Payment required pursuant to Clause 2.2.6 to the Managing Sellers or Purchaser, as the case may be, shall be made (if to Managing Sellers in equal portions) within 15 business days of the end of the 25 Day Adjustment Period. If an Adjustment Payment or a Realized Gain Payment is to be made by the Managing Sellers to the Purchaser, these payments shall be made into the bank account of Purchaser number 109 983 at Deutsche Bank AG (banking code (BLZ) 270 700 30). If an Adjustment Payment or a Realized Loss Payment is to be made by Purchaser to each of the Managing Sellers, this payment shall be made to the following bank accounts of the Managing Sellers:

Managing Sellers	bank accounts
Manfred Rürup	account 200-13 121-03 at Bankhaus Hauck & Aufhäuser Privatbankiers KGaA, banking code (BLZ) BLZ: 502 209 00
Karl Steinberg	account 200-13 122-02 at Bankhaus Hauck & Aufhäuser Privatbankiers KGaA, banking code (BLZ) BLZ: 502 209 00

2.4    Registration Rights

Pinnacle, Inc. undertakes to register for resale on a Form S-3 Registration Statement under the Securities Act of 1933, as amended, (the “Securities Act”) the Pinnacle Shares in accordance with the Registration Rights Agreement attached as Exhibit 2.4 hereto. As soon as practicable after filing the respective Form S-3 Registration Statement, Pinnacle, Inc. shall use its commercially reasonable efforts to have the Registration Statement declared effective, at its expense, by the Securities and Exchange Commission and to keep such Registration Statement effective until the earliest to occur of (A) the date on which all of the Pinnacle Shares included within such Registration Statement have been sold; (B) the date on which all of the Pinnacle Shares included with in such Registration Statement can be sold immediately without restriction pursuant to the volume limitation provisions of Rule 144 of the Securities Act; and (C) the first anniversary of the date of the issuance of the Pinnacle Shares.

2.5    Value Added Tax

The Parties understand that the sale and transfer of the Shares is not subject to VAT. If, to the contrary, VAT is payable, it shall increase the Purchase Price accordingly and shall be due as soon as the Purchaser has received from Sellers a respective invoice which conforms to the provisions of sec. 14 German Value Added Tax Act.

3    Closing

3.1    Closing Conditions

Closing shall take place at the offices of Luther Menold Rechtsanwaltsgesellschaft mbH, Düsternstr. 1, 20355 Hamburg at 10:00 am on January 2, 2003 or at any other time and place as the Parties may mutually agree (the “Closing”) if the following conditions (“Closing Conditions”) have been met:

3.1.1	The Cash Payment has been made according to Clause 2.3.1;

3.1.2	the Share Payments have been made according to Clause 2.3.2;

3.1.3	the Managing Sellers have provided

(i)	either a guarantee (“Selbstschuldnerische Bürgschaft”) of Bankhaus Hauck & Aufhäuser Privatbankiers KGaA (the “Guarantor”) in the form as attached hereto as Exhibit 3.1.3 (the “Guarantee”) or

(ii)
a written confirmation of the Guarantor in which the Guarantor declares (waiving the right to rescind) that (i) the Guarantor will hold the Escrow Shares as defined in Clause 2.2.3 in escrow for the Managing Sellers and will not release these Escrow Shares to the Managing Sellers until Guarantor has delivered to Linklaters Oppenhoff & Rädler on behalf of the purchaser the Guarantee and (ii) if the Managing Sellers fail to provide the Guarantee within 35 calendar days after the day on which the Form S-3 Registration Statement for the Secured Share Payment has been declared effective, the Guarantor will deliver the Escrow Shares as security for Purchaser claims according to the provisions of the “Guarantee” (Exhibit 3.1.3).

3.1.4	all members of the supervisory board (Aufsichtsrat) of the Company have resigned from office and the service agreements of Seller 5 and Mr. Fritz Mathys with the Company have been terminated;

3.1.5	the Company has disposed of the Steinberg Participations as defined in Clause 5.7.2 in accordance with Clause 10.4.3 ;

3.1.6
the Sellers have been released by the respective bank from the following guaranties granted by the Sellers in favor of the Company to secure bank loans taken up, and the Sellers have been handed over the respective original certificates of such guaranties:

(i)	Seller 1: a guaranty granted to Hamburger Sparkasse and to Vereins- und Westbank AG with a principal amount of EUR 440,000,

(ii)	Seller 2: a guaranty granted to Hamburger Sparkasse and to Vereins- und Westbank AG with a principal amount of EUR 440,000,

(iii)	Seller 3: a guaranty granted to Hamburger Sparkasse and to Vereins- und Westbank AG with a principal amount of EUR 120,000;

3.1.7	each of the Managing Sellers have executed an Investment Representation Statements in the form attached hereto as Exhibit 3.1.7;

3.1.8	the Registration Rights Agreement has been signed by each of the Managing Sellers and by Pinnacle, Inc.;

3.1.9	the Share Certificates representing the entire share capital of the Company have been physically delivered to Purchaser (“Übergabe”).

The Closing Conditions to be effected by the Sellers or by the Purchaser, as the case may be, shall be fulfilled simultaneously (Zug-um-Zug) with the Closing Conditions to be effected by the respective other contractual party.

3.2    Closing Actions and Obligations

At Closing the parties shall take the following actions:

3.2.1	Sellers’ Deliveries

On Closing, Sellers shall deliver, or cause to be delivered, to Purchaser, the following:

(i)	the original of the guarantee as referred to in Clause 3.1.3;

(ii)	originals of the resignation letters according to Clause 3.1.4;

(iii)	copy of the shareholders’ resolution passed in respect to Section 3.4 of the Shareholders’ Agreement dated June 14, 2000;

(iv)	originals of the Investment Representation Statements as referred to in Clause 3.1.7;

(v)	originals of the Share Certificates;

(vi)	all other documents, certificates, instruments or writings required to be delivered by Sellers on Closing in order to consummate the transactions contemplated by this Agreement.

3.2.2	Purchasers’ Deliveries

On Closing, Purchaser and Pinnacle, Inc. shall deliver, or cause to be delivered, to Sellers the following:

(i)	The certificates representing the Pinnacle Shares to be paid pursuant to Clauses 2.2.2, 2.2.3 and 2.2.4;

(ii)	all documents, certificates, instruments or writings required to be delivered by Purchaser on Closing in order to consummate the transactions contemplated by this Agreement.

3.2.3	The Parties shall use their best endeavors to procure timely satisfaction of the conditions set out in Clause 3.1.

4    Period up to Closing

For the period between the date hereof (“Signing”) and Closing, Sellers covenant and agree with Purchaser as follows:

4.1
Managing Sellers shall operate the Company diligently and in good faith with due skill and care of a prudent business man and only in the ordinary course of business, in the manner as previously conducted and consistent with Managing Sellers’ past management and business practices.

4.2
Managing Sellers shall use best efforts to cause the Company to (i) maintain, preserve, renew and keep in full force and effect the existing rights of the Company, (ii) maintain the assets in good working order, (iii) not allow the disposal or lapse of any intellectual property, (iv) preserve for Purchaser the present Company’s relationships with suppliers, distributors, vendors, manufacturers, customers, communities and all others having business relations with the Company, and (v) not to allow any event or occurrence within Managing Sellers’ control which might, individually or in the aggregate, have a material adverse effect on the Company.

4.3
Managing Sellers shall without undue delay notify the Purchaser about any internal or external measures, events or occurrences, whether within the Managing Seller’s control or not, which might, individually or in the aggregate, have a material adverse effect on the Company or its business.

4.4
Sellers shall not pass any shareholders’ resolution with respect to the Company without prior written consent of the Purchaser and refrain from any other actions or transactions which might have any negative impact on the financial condition, operating results and cash flows of the Company or its businesses.

4.5
The Managing Sellers shall operate the Company and its business in such manner that the statements in Clause 5.9 (which are limited to a period until Signing) will be correct also for the period from Signing to Closing unless agreed otherwise in writing with Purchaser or as provided for in this Agreement.

4.6	Termination of Agreement

4.6.1	The Purchaser may terminate this Agreement by giving written notice to the Sellers at any time prior to and at the date of consummation of this agreement at Closing if

(i)	Sellers do not comply with the covenants as set forth in this Clause 4 and such noncompliance might have a material adverse effect on the Company or the Company’s business or

(ii)	if the conditions set out in Clauses 3.1.3, 3.1.4, 3.1.5, 3.1.7 and 3.1.8 have not been fulfilled by 31 January 2003.

4.6.2
The Sellers may jointly and not individually terminate this Agreement by giving written notice to the Purchaser at any time prior to and at the date of consummation of this agreement at Closing if the Purchaser has not fulfilled conditions set out in Clauses 3.1.1, 3.1.2 and 3.1.6 by 31 January 2003.

5	Statements of Sellers

The Sellers (individually or jointly, as the case may be) state with legal consequences as conclusively set forth in Clause 9 that the following statements are, subject to the disclosures made pursuant to this Clause 5 and the Exhibits to this Clause 5, correct as of Signing and as of Closing, unless expressly otherwise provided hereunder. The Parties expressly agree that these statements shall not constitute a quality guarantee concerning the purchase object within the meaning of the Sections 443 and 444 BGB (Garantie für die Beschaffenheit eines Kaufgegenstandes).

5.1    Organization and Authority of Sellers

Seller 7 (CTI Limited) states individually and on behalf of the corporation that it is duly incorporated and validly existing under their respective laws of organization and has the corporate power to own its respective properties and to carry on its respective businesses as now being conducted. Seller 8 (Megafusion Corporation) states individually and on behalf of the corporation that it is duly incorporated and validly existing under their respective laws of organization and has the corporate power to own its respective properties and to carry on its respective businesses as now being conducted. Each of the Sellers 7 and 8 states individually and on behalf of corporation that it has all requisite power and authority to enter into this Agreement and any related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

5.2    Execution and Delivery

Each Seller states individually and on his own behalf or on behalf of the corporation, as applicable, that this Agreement and any related agreements to which any Seller is a party have been duly executed and delivered by him or the corporation, as applicable, and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitute the valid and binding obligations of such Seller enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

5.3    No Conflict

The Managing Sellers state: Except as set forth in Exhibit 5.3, the execution and delivery of this Agreement and any related agreements to which the Company is a party do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in a conflict with, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which the Company or the Sellers is subject, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or the Sellers or their respective properties or assets.

5.4    Consents

Each Seller states individually and on his own behalf or on behalf of the corporation, as applicable, that he or the corporation, as applicable, has obtained all necessary corporate consents and taken all necessary corporate action, if any, required for the consummation of the transactions contemplated by this Agreement. In particular (but not limited to) the Sellers state that they have unanimously passed a shareholders’ resolution approving the sale and transfer of the Shares to Purchaser according to Section 3.4 of the Shareholders’ Agreement of June 14, 2000. Each Seller states individually and on his own behalf or on behalf of the corporation, as applicable, that except as set forth in Exhibit 5.4, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, is required by or with respect to him or the corporation, as applicable, in connection with the execution and delivery of this Agreement and any related agreements to which he/it is a party or the consummation of the transactions contemplated hereby and thereby. Each Seller states individually and on his own behalf or on behalf of the corporation, as applicable, that he or the corporation, as applicable has or will have obtained all such consents, waivers, approvals and authorizations prior to Closing.

5.5    Due Existence of the Company and the Shares

The Managing Sellers state that the statements of the Preamble with respect to the Company are correct in every respect. They further state the following:

5.5.1
The Company is duly established and validly existing under German law. The capital contributions have duly been made in cash (except for the contributions on 159,482 Shares subscribed by Seller 6 which have been issued against contributions in kind) and (i) no hidden capital contribution (verdeckte Sacheinlage) and (ii) no hidden or open repayment of capital (Einlagenrückgewähr) has occurred.

5.5.2
The Shares are existing, fully paid in by cash contributions (except for the contributions on 159,482 Shares subscribed by Seller 6 which have been issued against contributions in kind), without additional payment obligations (Nachschusspflichten) and except as set out in the current articles of association of the Company free of ancillary (Nebenpflichten) or other obligations or restrictions except for the Shareholders’ Agreement of June 14, 2000.

5.5.3
No resolution to liquidate the Company has been adopted, nor is there any action or request pending to accomplish such liquidation. Further, the Company has not been terminated and no resolution to redeem or to transfer the shares has been adopted except for a resolution with respect to this Transaction.

5.5.4
All shareholders’ resolutions required by law or by the articles of association of the Company have duly been passed in accordance with the law and the Company’s articles of association, in particular, but not limited to resolutions regarding the appropriation of profits and the adoption of the annual financial statements.

5.5.5
The Company is in compliance with all legal requirements with respect to the filing and the maintaining of corporate documents and to the filing of respective notifications to the commercial register. There have no resolutions been passed or filed with the commercial register which have not yet been registered except for the resignation of Seller 4 as member of the management board of the Company.

5.6    Title to Shares and Interests in the Company

Each Seller states individually and on his own behalf or on behalf of the corporation, as applicable, that the statements of the Preamble about his or the corporation’s shareholding in the Company are complete and correct in every respect. Each Seller in particular states individually and on his own behalf or on behalf of the corporation, as applicable, with respect to their respective Shares the following:

5.6.1
The respective Seller holds the legal title in the Shares, free and clear from any encumbrances, liens or any other rights of third parties of any type whatsoever and there are no claims for the granting of such rights or transfer of the Shares except for the Shareholders’ Agreement of June 14, 2000. Managing Sellers state: Seller 8 is identical with the legal entity known as Cameo Ltd.

5.6.2
Exclusively the Managing Sellers state: The Company has not granted any direct or indirect interest of any type whatsoever in the Company other than those shown in the Preamble, and there are no claims for the granting of any such interest. The Company has not issued any financial instruments, other than convertible bonds with an aggregate principal amount of EUR 1,800,000 which had been held by the Sellers 18 to 20 and which have been validly converted into 616,438 Shares of the Company prior to Signing.

5.6.3
Each Seller states that with the transfer of his or the corporation’s, as applicable Shares to Purchaser at Closing, Purchaser will acquire full, unrestricted and unencumbered title to the transferred Shares at its free disposal.

5.6.4
Exclusively the Managing Sellers state: The Managing Sellers, or partners of Managing Sellers or relatives in the sense of Section 15 of the Tax Code (Abgabenordnung) (“Relatives”) or companies in which the Managing Sellers or the Managing Seller’s Relatives hold any material interest (“Controlled Companies”), do not hold any participations in any enterprise other than the Company which is engaged in the area of activity of the Company or a related area or maintains business relations with the Company.

5.6.5
Except for the articles of association of the Company (Satzung) dated July 9, 2002 as well as other agreements, resolutions and promises specifically referenced in this Agreement and the Exhibits hereto, there are no agreements, resolutions or promises concerning the relationship between any of the Sellers, Relatives and Controlled Companies on the one hand and the Company on the other hand or any obligations to enter into such agreements, resolutions or promises.

5.7    Participations

The Managing Sellers state:

5.7.1	The Company does not have any places of business, offices, branches or divisions outside of its principal place of business at Neuer Höltigbaum 22-32 in 22143 Hamburg.

5.7.2
Except as stated specifically in Exhibit 5.7.2, the Company does not hold any direct or indirect interest in any other enterprises. Exhibit 5.7.2 is a complete and correct list of all interests in other enterprises held by the Company as of Signing. As of Signing, the participations in the enterprises as listed in Exhibit 5.7.2 (“Steinberg Participations”) are validly existing, and the Company holds the legal title in the Steinberg Participations, free and clear from any encumbrances, liens or any other rights of third parties of any type whatsoever except for preemption rights of other shareholders in the Steinberg Participations, and there are no claims for the granting of such rights or transfer of the Steinberg Participations. The Steinberg Participations do not impose any statutory liability on the Company, in particular the Steinberg Participations are without any payment obligations (Nachschusspflichten) and free of ancillary or other obligations. As of Closing the Company will not hold any direct or indirect interest in any other enterprises.

5.7.3	The Company is not party to an agreement between undertakings in the sense of Section 291 et seq. German Stock Corporation Act (AktG) (Unternehmensvertrag).

5.8    Financial Statements

The Managing Sellers state:

The Company’s financial statement as of December 31, 2001 (“Financial Statement 2001”), the Company’s group consolidated financial statement as of December 31, 2001 (“Consolidated Financial Statement 2001”), the Company’s interim financial statement as of September 30, 2002 (“Interim Financial Statement”) and the Company’s group consolidated interim financial statement as of September 30, 2002 (“Consolidated Interim Financial Statement” and together with the Financial Statement 2001, the Consolidated Financial Statement 2001 and the Interim Financial Statement, the “Financial Statements”), which are attached as Exhibit 5.8a, 5.8b, 5.8c and 5.8d to this Agreement have been prepared with the care of a prudent businessman on the basis of proper book-keeping and in accordance with accounting, valuation and depreciation principles generally accepted in Germany and such principles have been applied consistently and without change as in the preceding accounting period. All risks, devaluations and losses ascertainable at the time of the preparation of the respective financial statements have been duly provided for by sufficient depreciations, changes of evaluation or reserves or have been provided for in one of the following Financial Statements; the Company does not have any pension or similar obligation. The Financial Statements are complete and correct in all material respects and present completely and correctly the financial condition, operating results and cash flows of the Company or of the Company and its consolidated subsidiaries, respectively, as of the dates and for the periods indicated therein in all material respects.

5.9    Ordinary Course of Business

The Managing Sellers state:

Except as stated specifically in Exhibit 5.9, or elsewhere in this Agreement or its Exhibits, since September 30, 2002 until Signing, the Company has been operated in the ordinary course of business with the due skill and care of a prudent business man, in particular

5.9.1
the Company has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment which is not in the ordinary course of its business and without any interruption or alteration in the nature, scope or manner of its business;

5.9.2	there have been no distributions of any kind;

5.9.3	the Company has not sold or otherwise transferred to Sellers any part or line of its business or any corporate opportunities;

5.9.4
there has been no sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business, or any creation of any security interest in such assets or properties;

5.9.5	there has been no damage or loss, whether or not covered by insurance, which materially affects the value of the Company’s assets or the operation of their businesses;

5.9.6	there has been no material deterioration in the financial condition, prospects or turnover of the Company;

5.9.7	there has been no increase of the credit lines of the Company and no credit or loan facilities have been taken up by the Company;

5.9.8	there has been no waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

5.9.9
there has been no change in pricing or royalties relating to the Company’s products or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed intellectual property to the Company which is not in the ordinary course of business;

5.9.10	there has been no change in the number or composition of the Company’s employees or the salaries, wages or other remuneration payable to them which is not in the ordinary course of business;

5.9.11
there has been no notification by any customer of the Company of termination of its relationship with the Company (except for customers generating less than US$ 20,000 in revenues during last 12 months prior to Closing);

5.10	Tangible Assets

The Managing Sellers state:

To the Best Knowledge of the Managing Sellers: By the acquisition of the Company pursuant to this Agreement, the Purchaser will be able to continue the business of the Company as it has been conducted until Closing. The Company has full, unrestricted and unencumbered title to, and possession of, all tangible assets which serve or are destined to serve its business except for those tangible assets which are leased from persons and companies other than the Sellers, the Relatives and the Controlled Companies in the ordinary course of business on normal market terms under leases listed in Exhibit 5.10a or which are still subject to usual reservations of title by suppliers and conditional upon payment (Eigentumsvorbehalt). Exhibit 5.10b contains a true and complete list of all fixed assets of the Company except for low value assets (geringwertige Wirtschaftsgüter) as of September 30, 2002 (“Tangible Assets”).

The Tangible Assets comprise all of the material assets of the Company used by the Company to conduct its business as it has been conducted until Signing and as contemplated to be conducted by the Company, as described in any product roadmaps, business plans or the like existing as of Closing. The Tangible Assets have been well maintained and are in good and serviceable condition, exempt from normal wear and tear.

All inventories of the Company that existed on September 30, 2002 are reflected in the Interim Financial Statement on the basis of the principles generally accepted in Germany and such principles have been applied consistently and without changes as in the preceeding accounting period. The present inventories will be, by quantity and quality, usable and saleable in the ordinary course of business, taking into consideration any devaluation made in respect thereof in the Interim Financial Statement.

5.11	Intangible Assets / Intellectual Property Rights

The Managing Sellers state:

Exhibit 5.11 contains a complete and correct list of all patents, utility models, design patents, trademarks and respective applications and of all other intellectual property rights and of all licenses granted to the Company (“Intellectual Property Rights”). Unless shown otherwise in Exhibit 5.11,

5.11.1
to the Best of Managing Sellers’ Knowledge these Intellectual Property Rights are free from all rights of third parties and not subject to invalidity, cancellation or total or partial nullification or any material rights of prior users;

5.11.2	to the Best of Managing Sellers’ Knowledge the Company is the sole and exclusive owner of the Intellectual Property Rights and is not restricted in the sole and exclusive use of them;

5.11.3	none of the licenses granted to the Company is subject to expiration or termination other than for breach of the license agreement by the Company;

5.11.4
to the Best of the Managing Sellers’ Knowledge, none of these Intellectual Property Rights is infringed by third parties and Sellers know of no facts that would reasonably be thought to constitute a basis for the foregoing.

The licenses of the Company are valid and enforceable against the parties thereto. To the Best of the Managing Sellers’ Knowledge, the execution and the consummation of this Agreement will not result in any change or termination of any of the licenses, in the acceleration of any material obligation or liability of the Company or in the reduction or termination of any license.

The Company owns, or has the right to use, all Intellectual Property Rights and manufacturing, processing and marketing know-how necessary or otherwise used by the Company for the conduct of its business as it has been conducted until Signing and as contemplated to be conducted by the Company, as described in any product roadmaps, business plans or the like existing as of Closing. The Company holds, to the extent that such manufacturing, processing and marketing know-how has been reduced to writing, all documents pertaining thereto. In particular but without limiting the foregoing, to the Best of Managing Sellers’ Knowledge the Company has sole and exclusive title and right to the use of all technical information and control systems for its products (hardware and software) used in its business, also to the extent that such devices or software are produced for the Company by third parties.

To the Best of the Managing Sellers’ Knowledge, the Company does not infringe on any industrial or intellectual property rights of third parties by manufacturing and/or marketing its present products, its products and product improvements in preparation or by any other act within its business.

5.12	Agreements

The Managing Sellers state:

Except for licenses granted to the Company (which are completely listed in Exhibit 5.11) and the contracts, agreements and promises (the “Contractual Obligations”) listed in Exhibit 5.12, the Company is not subject to any Contractual Obligation of the following kind

5.12.1	agreements relating to the acquisition or sale of interests in other companies or businesses and joint venture agreements relating to a material part of the Company’s business;

5.12.2	consulting agreements;

5.12.3
rental and lease agreements including financial leases relating to real estate or tangible assets with a consideration exceeding an amount of EUR 20,000 per year and a fixed term of more than 24 month;

5.12.4	agreements with commercial agents or distribution agreements with a consideration exceeding an amount of EUR 20,000 per year;

5.12.5	insurances with a consideration exceeding an amount of EUR 20,000 per year;

5.12.6	guarantees, loan agreements and loan promises;

5.12.7	supply and distribution agreements with a consideration exceeding an amount of EUR 20,000 per year and a fixed term of more than 24 month;

5.12.8	any other contract, agreement and promise with a consideration exceeding an amount of EUR 5,000 per year and a fixed term of more than 12 month.

To the Best of Managing Sellers’ Knowledge the information on the Contractual Obligations in Exhibit 5.12 is correct in all material respects. These Contractual Obligations are valid and enforceable against the parties thereto, and neither the Company nor, to the Best of the Managing Sellers’ Knowledge, the respective other party has breached, or is in default under, any of these Contractual Obligations to any material degree. To the Best of the Managing Sellers’ Knowledge, the execution and the consummation of this Agreement will not result in any change or termination of any of the Contractual Obligations, in the acceleration of any material obligation or liability of the Company or in the reduction or termination of any supply or delivery relations between the Company and their suppliers and customers.

5.13	Receivables

The Managing Sellers state:

Except as provided for in Exhibit 5.13a, the amounts shown as receivables in the Financial Statement 2001 have been completely collected. The Company does not have any receivables which have been due and payable for more than 90 days. A complete list of all receivables as of September 30, 2002 is attached hereto as Exhibit 5.13b (the “Receivables”). The Receivables are due, enforceable against the debtor as provided by the books and records of the Company and not subject to any defense of the respective debtor (einredefrei) unless otherwise disclosed in Exhibit 5.13c. To the Best Knowledge of the Managing Sellers, there are no facts or circumstances which are likely to make impossible or materially delay (more than 90 days) the collection of any of the Receivables hereof and all further receivables that will arise until Signing.

5.14	Deductions and Claims for Repayment

The Managing Sellers state:

There are no contractual arrangements in force providing for a right of customers, distributors or licensees to make any deductions from or claims for repayment of license fees, royalties or purchase prices received by the Company up to the Closing the aggregate of which exceeds the reserve set up in the Interim Financial Statement for such deductions and claims for repayment by more than EUR 20,000 in aggregate.

5.15	Litigation

The Managing Sellers state:

To the Best of Managing Sellers’ Knowledge and except for the disputes set forth in Exhibit 5.15 hereto, the Company is not a party to, or threatened by, any litigation, administrative proceedings or investigations, nor are circumstances known to Sellers which might reasonably be expected to provide a basis for such litigation, administrative proceedings or investigations. To the Best of Managing Sellers’ Knowledge the Company is not subject to any judgement, decree or settlement in any legal or administrative proceedings which materially restricts or impairs it in certain business measures, in the acquisition or disposition of assets, in competition or in the operation of its business.

5.16	Employees

The Managing Sellers state:

Exhibit 5.16a contains a complete and materially correct list of all employees of the Company, listing in each case name, position, age, years of service, salaries and other compensation, and notice terms.

The Company is not obliged, or has made any promise, whether to the authorities, labor unions, work’s councils or others, to continue its operation at a certain location or to maintain certain job levels or to comply with certain rules relating to operational changes within the meaning of Section 111 of the Shop Constitution Act (Betriebsverfassungsgesetz) other than those required by generally applicable law or union agreements applying to the entire industry.

Exhibit 5.16b contains a correct and complete list of all key employees of the Company (“Key Employees”). To the Best Knowledge of the Managing Sellers, no Key Employee intents to terminate her/his employment with the Company after the sale and transfer of the Shares as contemplated herein.

The Purchaser is aware that Seller 4 has resigned from his office as member of the management board of the Company and will receive compensation payments for his obligation not to compete until September 12, 2003.

The Purchaser is aware that the Company has concluded a social plan with the works council with regard to the closing down of the business unit “production”. The social plan is attached as Exhibit 5.16c.

The Purchaser is aware that the members of the management board of the Company and some employees have not received certain parts of their salaries as they have waved their right to receive such portion of their salary under certain conditions. The Purchaser acknowledges that the conditions of such waiver are not met and that the members of the management board of the Company and the employees listed in Exhibit 5.16d, except for the Managing Sellers, shall receive the outstanding salaries as listed in Exhibit 5.16d.

5.17	Customers and Suppliers

The Managing Sellers state:

To the Best of Managing Sellers’ Knowledge Exhibit 5.17 contains a complete and correct list of the 20 largest customers and the 20 largest suppliers as well as of all suppliers of the Company which, for goods or services of any kind, are the sole source of supply for which there is no alternative source on comparable conditions (except for energy supply and telecommunication services agreements and other public utilities).

5.18	Bank Accounts and Powers of Representation

The Managing Sellers state:

Exhibit 5.18 contains a complete and correct list of all commercial powers of representation (Handlungsvollmachten) granted by the Company as well as all bank accounts and signature authorities.

5.19	Insurance

The Managing Sellers state:

The insurance contracts of the Company are in full force and effect and all premiums due with respect to insurance coverage until Closing have been paid and the Company is otherwise in material compliance with the terms of such policies. Since September 30, 2002, no insurable events of damage have arisen at the Company which are not covered by insurance.

5.20	Governmental Licenses

The Managing Sellers state:

To the Best of Managing Sellers’ Knowledge the Company has obtained all material administrative approvals, permits and licenses which it requires for the conduct of its present business. It does not violate in its business any rights of third parties or any applicable laws including competition and trade law and provisions concerning environmental protection except for violations of minor degree with no material consequences, and has also in the past not violated any provisions concerning environmental protection except for minor violations with no material consequences. All products manufactured and/or distributed by the Company conform to legal and other applicable provisions including defined standards.

5.21	Restrictions on Business Activities

The Managing Sellers state:

To the Best of Managing Sellers’ Knowledge there is no agreement (non-compete or otherwise) or commitment or any judgment, injunction, order, decree or other action by any government entity binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition or disposition of property (tangible or intangible) by the Company or the conduct of the Company’s business. Except as specifically contemplated by this Agreement, none of the Sellers has entered into any agreement under which the Company is restricted from providing services to customers or potential customers or any class of customers of the Business, in any geographic area, during any period of time or in any segment of the market.

5.22	Material Adverse Change

The Managing Sellers state:

To the Best Knowledge of the Managing Sellers, there are no particular circumstances specific to the Company and its business which could in the future materially adversely affect the business of the Company which are not generally known in the relevant market. To the Best Knowledge of the Managing Sellers, there are no facts or circumstances which could result in any restriction, impediment or cessation of the manufacture and/or marketing of any material product presently manufactured and/or marketed by the Company which are not generally known in the relevant market.

5.23	Repayment of Grants

The Managing Sellers state:

The execution and consummation of this Agreement is not a fact which, according to the terms of, or of laws applying to any grants, tax advantages or comparable benefits of any kind whatsoever granted to the Company results in an obligation to repay, or cancellation of the right to receive, such grant, tax advantage or comparable benefit.

5.24	Illegal payments

The Managing Sellers state:

Neither the Company nor any of their respective officers, employees, agents or affiliates has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was or is in a position to help or hinder the business of the Company (or assist in connection with any actual transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which may subject the Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the noncontinuation of which has had or might have, individually or in the aggregate, an adverse impact on the business of the Company, or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

5.25	Rights of Sellers, Relatives and Controlled Companies

Each Seller states individually and for himself that except as contemplated in the Agreement and its Exhibits, he/it, his/its Relatives and his/its Controlled Companies do not have any rights or claims of any type whatsoever in or to any tangible or intangible property or right owned by, used in, or useful to the business of the Company. To the extent that such rights or claims should nevertheless exist, the respective Seller shall transfer them, or cause their transfer, to the Company without further compensation.

5.26	Protection of Confidential Information

The Managing Sellers state:

The Company has undertaken reasonable steps to protect its rights in its confidential information and trade secrets, in particular, the Company has required each Key Employee, current free-lancer and current contractor to execute a confidentiality agreement. The Company has not licensed or provided any software to any third party in source code format.

5.27	Disclosure

5.27.1	The Managing Sellers state:

The information provided by this Clause 5 and the Exhibits thereto are neither misleading nor omitting any material facts for the economic valuation of the Company or its ability to conduct its business as it has been conducted until Signing. All information and documents made available to Purchaser and its advisors are correct and not misleading in all material respect for the economic valuation of the Company or its ability to conduct its business as it has been conducted until Signing; documents provided as copies conform to their respective originals. The Business plan of the Company up to the year 2004 which is attached hereto as Exhibit 5.26 was prepared with the care of a prudent business man, in particular at the time of the preparation of the business plan the assumptions on which the calculations are based are realistic and risks have been adequately reflected in the calculations, and the calculations are arithmetically correct.

5.27.2	The statements of the Sellers (individually or jointly, as the case may be) are qualified by the following matters:

(i)	any matters which are contained or referred to in this Agreement and its Exhibits;

(ii)
all matters fairly disclosed in the Data Room. The documents which have been part of the Data Room are listed in a list of documents which is attached hereto as Exhibit 5.12. Any document listed in Exhibit 5.12 is deemed to be known to the Purchaser in the form and to the extent as it may be presented by Sellers unless Purchaser can prove that another version of the respective document had been part of the Data Room.

6	Indemnification for Taxes, other Public Charges and Employment Claims

6.1    Taxes and Other Public Charges

6.1.1
The Managing Sellers hereby state: The Company has duly filed all tax returns and other returns required under the applicable laws to be filed with tax and other authorities, paid all due taxes, tax pre-payments and other public duties, retained all taxes, social security charges and other charges as defined in the German Fiscal Code (Steuern, Abgaben und Gebühren im Sinne der Abgabenordnung) to be retained and paid by the Company by the due date to the respective recipient and paid all related delay charges, penalties and interest thereupon, if any, collectively referred to as “Public Charges”. The term “Public Charges” shall include social security contributions to be made by the Company for its employees under the applicable laws. All Public Charges related to any time period until September 30, 2002 have either been paid before September 30, 2002 or accrued and provided for sufficiently in the Interim Financial Statement. Between October 1, 2002 and Closing, the Company will pay all Public Charges relating to the period after September 30, 2002 which can reasonably be expected to be payable in the ordinary course of business.

6.1.2
The Managing Sellers shall reimburse the Company of any Public Charges assessed or to be assessed against the Company (i) relating to any periods until September 30, 2002 which have not been paid before September 30, 2002 or not provided for sufficiently in the Interim Financial Statement (except for amounts payable pursuant to the tax audit for the fiscal years up to and including 1999, a copy of which is attached hereto as Exhibit 6.1.2) or (ii) relating to the period after September 30, 2002 until Closing which arise from activities beyond the ordinary course of business and have not been agreed with Purchaser in writing.

(i)
Any amount of Public Charges payable by the Managing Sellers hereunder shall be reduced by the amount of any refund of Public Charges to the extent (i) not capitalized in the Interim Financial Statement for any time periods up to September 30, 2002 or (ii) arise from activities beyond the ordinary course of business and have not been agreed with Purchaser in writing for the time period from October 1, 2002 until Closing, which the Company may receive in cash or by means of set-off from their liabilities for Public Charges before or after Closing.

(ii)
If a tax field audit of the Company for any time period up to Closing results in a step-up in the tax basis of capitalized assets, or in the first-time capitalization of assets for tax purposes, which provides the Company with a potential of increased depreciation on such assets in subsequent time periods, then all actual corresponding net reductions of Public Charges due by the Company in subsequent time periods ending on the fifth anniversary of Closing shall be calculated on the basis of a deemed total tax rate of 40% and their aggregate net present value (applying a discount rate of 5,5%) at Closing shall be deducted from any amount of Public Charges payable by the Managing Sellers under this Clause 6.

6.1.3
Any refund of Public Charges to the Company for any time periods up to Closing, which the Company may receive in cash or by means of set-off from its liability for Public Charges which are (i) not capitalized in the Interim Financial Statement for any periods up to September 30, 2002 (ii) or arise from activities beyond the ordinary course of business and have not been agreed with Purchaser in writing for time periods from October 1, 2002 until Closing and which are not reduced from any payments due by the Managing Sellers under Clause 6.1.2 (i) hereof shall be reimbursed by the Purchaser to the Managing Sellers in cash. Clauses 6.1.2 (i) and (ii) shall apply mutatis mutandis for any such payments which shall be reimbursed by the Purchaser.

6.1.4
All claims of the Purchaser in connection with Public Charges shall become statute-barred within six (6) months from the date upon which the assessment or any amended assessment, of the relevant Public Charges becomes res iudicata (bestandskräftig). Clause 9.5.2 shall apply mutatis mutandis for all claims of the Parties under or in connection with this Clause 6.

6.1.5
The Purchaser shall immediately notify the Managing Sellers of any audit of Public Charges related to the Company (“Audit”) of the Company and any announcement thereof relating to any time period up to Closing. The Managing Sellers and/or their representative(s) shall be given full access to and the right to participate in such Audit and to contest, where possible, any findings and/or assessments of the relevant authorities which relate to time periods up to Closing. The Parties shall closely co-operate and consult with respect to any declaration or statement or action made in relation to the Audit and neither the Purchaser nor the Managing Sellers shall make any statement or take any action without the other Party’s prior written consent. The Purchaser shall upon the request of the Managing Sellers further cause the Company to initiate appropriate appeals proceedings to contest assessments for Public Charges relating to time periods up to Closing and, where necessary, take the matter to the appropriate courts in accordance with the instructions of the Managing Sellers. The aforesaid provisions shall apply mutatis mutandis to any such proceedings. The costs of any such administrative and/or legal proceedings and actions shall be borne by the Sellers.

6.1.6
If the Purchaser fails to notify the Managing Sellers of any Audit of the Company and any announcements thereof in due time, which prevents the Managing Sellers and/or any of their representatives to participate in any Audit from the very beginning, or if the Managing Sellers and/or any of their representatives is not given full access to and the right to participate in such Audit in due time or if the Company does not comply with any other of the stipulations pursuant to Clause 6.1.5 hereof or does not initiate appropriate appeals proceeding to contest assessments for Public Charges upon request of the Managing Sellers in a proper form, any claims of Purchaser or the Company, as the case may be, under this Clause 6 out of and in connection with such Audit are hereby expressly waived and excluded. A notice of the Purchaser to a Managing Seller shall not be required, as long as the respective Managing Seller is a statutory legal representative of the Company (e.g. member of the management board (Vorstand) or managing director (Geschäftsführer) if the legal form of the Company has been changed into a Limited Liability Company or managing director (Geschäftsführer) of the General Partner of the Company if the legal form of the Company has been changed into a Limited Partnership) or a Managing Seller is a statutory legal representative of a legal successor of the Company.

6.1.7
Any adjustments of taxable income (steuerliche Mehr- und Minderergebnisse) resulting from any Audit and any additional liability or refund of the Company for Public Charges for time periods ending on or before Closing which the other party may become aware of, shall not entitle the Sellers to any further distribution of profits nor are the Sellers obliged to pay back any profits already received.

6.2    Employment Related Claims

The Managing Sellers shall indemnify the Company of any amounts due to claims raised against the Company for wages, salaries, overtime payments, premiums, bonuses, vacation privileges and severance obligations, if such claims relate to periods prior to September 30, 2002 and no reserves have been sufficiently set up for such claims in the Interim Financial Statements unless Purchaser is aware of or has acknowledged the circumstances which are the basis of such claim.

7	[Intentionally left blank]

8	Statements of Purchaser

The Purchaser states with the legal consequences as conclusively set forth in Clause 9 that the following statements are correct as of Signing and as of Closing, unless expressly otherwise provided hereunder. The Parties expressly agree that these statements shall not constitute a quality guarantee concerning the purchase object in the meaning of Sections 443 and 444 BGB (Garantie für die Beschaffenheit eines Kaufgegenstandes).

8.1    Organization and Authority

The Purchaser and Pinnacle, Inc. are duly incorporated, validly existing and in good standing under the laws of their respective jurisdiction and have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted. Purchaser and Pinnacle, Inc. have all requisite power and authority to enter into this Agreement and any related agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

8.2    Execution and Delivery

This Agreement and any related agreements to which the Purchaser and/or and Pinnacle, Inc. is a party have been duly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery by the other Parties hereto, constitute the valid and binding obligation of such Purchaser enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

8.3    Compliance with Corporate Requirements

The execution and delivery of this Agreement and any related agreements to which the Purchaser and/or Pinnacle, Inc. are a party do not, and the consummation of the Transaction contemplated hereby will not, conflict with any applicable law.

8.4    Required Consents

The Purchaser and Pinnacle, Inc. have obtained all necessary corporate consents and taken all necessary corporate action, if any, required by the Purchaser side for the consummation of the Transaction. No consent or filing with any governmental authority or any third party, is required by or with respect to the Purchaser or and Pinnacle, Inc. in connection with the execution and delivery of this Agreement and any related agreements to which the Purchaser and/or Pinnacle, Inc. are a party or the consummation of the transactions contemplated hereby.

8.5    Pinnacle Shares

The Pinnacle Shares are duly authorized and have been reserved for issuance in accordance with this Agreement. When issued in accordance with this Agreement, the Pinnacle Shares will be validly issued and outstanding, fully paid and non-assessable and not subject to any obligation for further contribution, and the holders of the Pinnacle Shares will receive good and marketable title to such Pinnacle Shares, except for that such Pinnacle Shares will not be registered with the SEC on Closing, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges, preemptive rights or other encumbrances of any nature whatsoever.

8.6    Required Filings

Pinnacle, Inc. is a public reporting issuer under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and, since July 1, 2002, has made all required filings (the “Pinnacle, Inc. Documents”) thereunder by the required filing date and in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). To Pinnacle, Inc.’s knowledge, as of their respective filing dates, the Pinnacle, Inc. Documents complied in all material respects with the requirements of the 1934 Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Pinnacle, Inc. Documents, and none of the Pinnacle, Inc. Documents contained on their filing dates any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Pinnacle, Inc. Document filed prior to the date hereof.

8a	Guarantee of Pinnacle, Inc.

Pinnacle, Inc. shall procure and hereby guarantees Purchaser’s obligation to pay the Purchase Price (including but not limited to the Cash Payment, the Share Payments and the Adjusted Average Share Price) in accordance with Clause 2 and Purchaser’s obligation to fulfill the closing condition set forth in Clause 3.1.6. In case of a breach of Pinnacle Inc.’s guaranty, the provisions of Clause 9, except for Clauses 9.5 shall apply mutatis mutandis.

9	Performance and Liability

9.1    Breach of Statements

In case a statement by a Party (the “Warranting Party”) contained Clauses 5 and 8 is incorrect (“Incorrect Statement”), the Warranting Party shall be liable to put the other Parties, (i) the Purchaser or at the free discretion of the Purchaser the Company, in the case of a Incorrect Statement of the Sellers, or (ii) the Sellers in the case of a Incorrect Statement of the Purchaser (the “Damaged Party”) in the position they would be in had the Incorrect Statement been correct. For the avoidance of doubt, each Seller shall only be liable if he or the corporation, as applicable, has in fact made an Incorrect Statement and Managing Sellers shall be jointly and severally liable for any Incorrect Statement given as a Managing Seller.

9.2    Remedies

In the event of an Incorrect Statement by the Warranting Party, the Damaged Party will give the Warranting Party written notice of such Incorrect Statement stating the nature of the incorrectness. In case the Warranting Party is unable to cure the defect or violation within an appropriate period but no later than 30 days after receipt of such written notice,

9.2.1
if the Company or Purchaser is the Damaged Party, the Damaged Party shall be compensated by a reduction of the Purchase Price and a corresponding cash payment by the individual Seller to the Damaged Party, if he or the corporation, as applicable is liable therefore pursuant to Clause 9.1, in the amount corresponding to the amount of damages provided for by Section 249 sub-sec. 2 German Civil Code.

9.2.2
if the Sellers are the Damaged Parties, the Damaged Parties shall be compensated by a cash payment by the Purchaser in the amount corresponding to the amount of damages provided for by Section 249 sub-sec. 2 German Civil Code.

9.3    Other Claims and Remedies

The Parties shall not have any other claims or remedies than the claims and remedies defined in Clause 9.2 in case of an Incorrect Statement and no further statements, representations and warranties or guarantees are made by either Party, other than those expressly and conclusively set forth in Clauses 5 and 8; provided, that this Clause 9 shall not limit Purchasers remedies provided for in Clause 6 of this Agreement, or claims and remedies of any Party as may apply for willful or fraudulent (Vorsatz oder Arglist) Incorrect Statements by the other Party.

9.4    Limitation of Claims

9.4.1	The period of limitation for all claims of the Purchaser and each of the Sellers pursuant to Clause 9.1 shall run until, and any claims shall be time barred (verjährt), two years after Closing.

9.4.2
The period of limitation set out in Clause 9.4.1 shall not apply to any remedies and claims based on any willful or fraudulent (Vorsatz oder Arglist) Incorrect Statements, any Incorrect Statement with respect to the Shares, the legal title in the Shares, the transfer of the legal title in the Shares to Purchaser. All such claims, shall be time barred (verjährt) five years after Closing; provided that Clause 6.1.4 shall apply exclusively to all remedies and claims provided for in Cause 6.

9.5    De minimis threshold and Cap on Claims

9.5.1
The Parties shall have claims based upon Incorrect Statements as set out in Clauses 5 and 8 only if the individual claim exceeds an amount of US$ 50,000, (the “Individual Claim Threshold”), or the aggregate of all claims exceeds an amount of US$ 500,000, (the “Aggregate Claim Threshold”, and together with the Individual Claim Threshold, the “Claim Threshold”), at which point the respective Party shall be entitled to be compensated for all Incorrect Statement pursuant to Clauses 5 and 8 of this Agreement, provided, however, that the Claim Threshold shall not apply to claims based upon willful or fraudulent (Vorsatz oder Arglist) Incorrect Statements pursuant to Clauses 5 and 8 of this Agreement.

9.5.2
All claims of the Parties under or in connection with Clauses 5 and 8 except for any willful or fraudulent (Vorsatz oder Arglist) Incorrect Statements pursuant to Clauses 5 and 8 of this Agreement, shall be limited to the amount of US$ 3,000,000.

10	Covenants

10.1    Confidentiality

For a period commencing on Signing and ending five years later, Sellers (and their successors and assignees), for the avoidance of doubt individually and not jointly and severally, shall keep confidential all matters related to the Company, in particular all business and trade secrets, and not disclose such matters and secrets, directly or indirectly, to any third party nor to cause such disclosure by third parties nor to abet or justify such disclosure nor to use such matters or secrets for themselves.

10.2	Non-Solicitation

For a period commencing on Closing and ending thirty months later, the Sellers for the avoidance of doubt individually and not jointly and severally, shall not (nor shall it permit any of its relatives or affiliates) directly or indirectly, without the prior written consent of the Purchaser, cause or influence any employee of the Company to work in any way whatsoever for any of the Sellers (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), for an enterprise in which any one of them holds an interest or for a competitor, or to terminate an existing relationship with the Purchaser (or its consolidated Subsidiaries).

10.3	Non-Compete

10.3.1
For a period of two years commencing on Closing or on the date on which the respective Managing Seller’s current service agreement with the Company ends, whatever is later, the Managing Sellers (acting individually) shall not (nor shall they permit any of their relatives or affiliates) directly or indirectly, without the prior written consent of the Purchaser (i) manufacture, distribute or render any products or services which are of the same kind as, or competitive with, products or services manufactured, distributed or rendered by the Company in any part of the world where the Company was conducted (a “Competing Business”); (ii) assist third parties in any way whatsoever, directly or indirectly, in the manufacture, distribution or rendering of such products or services of a Competing Business; (iii) hold in any way whatsoever, directly or indirectly, an interest in a company or other entity that constitutes a Competing Business other than an interest of less than 5% in a publicly quoted company; or (iv) participate in the financing, operation, management or control of a Competing Business.

10.3.2
In the event that the provisions of this Clause 10.3.1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be amended to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

10.3.3
The Sellers 1 and 2 acknowledge that (i) the goodwill associated with the Company and customer relationships prior to the acquisition is an integral component of the value of the Company to the Purchasers and is reflected in the Purchase Price for the acquisition to be received by the Sellers. The Sellers 1 and 2 also acknowledge that the limitations of time, geographic scope and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) the Company and the Purchasers are engaged in a highly competitive industry (ii) management of the Company have unique access to, and will continue to have access to, the trade secrets and know-how of the Company, including without limitation, the plans and strategy (and in particular, the competitive strategy) of the Company and (iii) the Sellers are receiving significant consideration in connection with the acquisition.

10.4	Miscellaneous

10.4.1	Key Employees

The Managing Sellers will use their best efforts to assist the Purchaser and the Company to retain the Key Employees of the Company as set forth in Exhibit 5.16 b for a minimum period of two years commencing on Closing.

10.4.2	Transfer of Intellectual Property Rights

To the extent that the Company uses in its business patents, utility models, design patents, trademarks and respective applications or other intellectual property rights or licenses (together “IP-Rights”) that are owned by Sellers, the respective Seller shall without undue delay on demand of the Purchaser transfer such IP-Right to the Company or grant a worldwide, unlimited perpetual and exclusive (also vis-à-vis the author) license to exploit, in particular (but not limited to) to use, modify, sub-license and distribute such IP-Right, without any further consideration. To the extent that one or several of the Steinberg Participations owns IP-Rights that are used in the business of the Company, the Managing Sellers shall procure that the respective Steinberg Participation transfers such IP-Right to the Company or grant a worldwide, unlimited perpetual and exclusive (also vis-à-vis the author) license to exploit, in particular (but not limited to) to use, modify, sub-license and distribute such IP-Right, without any further consideration to the extent permissible under the applicable laws.

10.4.3	Disposal of the Steinberg Participations

The Managing Sellers undertake to facilitate the disposal by the Company of the Steinberg Participations until Closing as follows: (i) the Company shall establish a wholly owned subsidiary in the legal form of a Limited Liability Company with a nominal share capital of EUR 25,000 (“NewCo”); (ii) the Company shall sell and transfer the Steinberg Participations at the costs of the Company for a purchase price of EUR 1 (each) to NewCo; (iii) immediately prior to Closing the Company shall transfer the shares held in NewCo the costs of the Company for to one or several of the Sellers against a consideration in the amount of EUR 25,000; (iv) after Closing and in close cooperation with the Company and the Purchaser NewCo shall either sell the Steinberg Participations to any other shareholder in the respective Steinberg Participation or dissolve and liquidate the respective Steinberg Participation. To the extent that the respective Steinberg Participation holds any assets used or to be used in the business of the Company, in particular but not limited to, intellectual property rights, Managing Sellers use best efforts to procure that such assets will be transferred to the Company without any further consideration. Costs, fees and taxes related to such sale and transfer or dissolution of the Steinberg Participations shall be borne by NewCo and the Company as provided for in Exhibit 10.4.3 NewCo, Managing Sellers, the Company and the Purchaser will use their best efforts to effect the disposal of the Steinberg Participations in the most cost and tax efficient manner.

11    Compliance with the Securities Laws

11.1	Securities Act Exemption

Each of the Managing Sellers has been advised that the Pinnacle Shares to be issued to each of the Managing Sellers pursuant to this Agreement have not been registered under the Securities Act, and will be issued as securities to the Sellers in a private placement exempt from the registration requirements of Section 5 of the Securities Act, as set forth in Section 4(2) thereof, and may not be offered or sold except pursuant to an exemption or pursuant to an effective registration statement under the Securities Act. Each of the Managing Sellers understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to them) promulgated under the Securities Act depend on the satisfaction of certain conditions, and that, if applicable, Rule 144 may afford the basis for sales of the Pinnacle Shares only in limited amounts.

11.2	Legends

Pinnacle, Inc, will give stop transfer instructions to its transfer agent with respect to Pinnacle Shares received by each of the Managing Sellers pursuant to this Agreement and there will be placed on each certificate representing such Pinnacle Shares, or any substitutions therefore, legends stating in substance:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED EXCEPT IN COMPLIANCE WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

The legend set forth above shall be removed and Pinnacle, Inc. agrees to so instruct its transfer agent at the request of a Managing Seller when one or more of the conditions set forth in Clauses (w), (x), (y) and (z) of Clause 11.3 hereof shall have occurred.

11.3	Representations Regarding Securities Laws Matters

Each of the Managing Sellers agrees not to sell, transfer or otherwise dispose of the Pinnacle Shares issued to the Managing Sellers pursuant to this Agreement unless such sale, transfer or other disposition is made (w) in conformity with the requirements of Rule 144 promulgated under the Securities Act; or (x) pursuant to a resale registration statement on Form S-3 filed by Pinnacle, Inc. with the Securities and Exchange Commission (the “SEC”) which is then in effect; or (y) upon delivery to Pinnacle, Inc. of a written opinion of counsel, reasonably acceptable to Pinnacle, Inc. in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act; or (z) an authorized representa-

tive of the SEC shall have rendered written advice to the Managing Sellers wishing to effect such sale, transfer or disposition (sought by the Managing Sellers or counsel thereto, with a copy thereof and of all other related communications delivered to Pinnacle, Inc.) to the effect that the SEC would take no action or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, transfer or other disposition, if consummated. The Managing Sellers acknowledge and understand that Pinnacle, Inc. is relying on the written representations made by the Managing Sellers in the Investment Representation Statements in the form attached hereto as Exhibit 3.1.7 executed by each of the Managing Sellers.

12    Miscellaneous

12.1	Definition of Knowledge

12.1.1	The term “Knowledge of the Sellers” shall mean the actual knowledge of one of the Managing Sellers.

12.1.2
The term “Managing Sellers Best Knowledge” or “Best Knowledge of the Managing Sellers” or “Best of Managing Sellers’ Knowledge” shall mean the Managing Sellers awareness or understanding of facts, circumstances or information which can be reasonably expected to be known or aware by a prudent and diligent business man after inspection of the books and records of the Company.

12.2	Exchange Rate

In the event that for any purpose under this Agreement there is a necessity to convert Euro amounts into amounts of United States Dollars, the United States Dollar amount shall be calculated by using the European Central Bank “Daily Euro Foreign Exchange Reference Rate” as of one day before the relevant payment has to be made as published at http://www.ecb.int under the “Daily Euro Foreign Exchange Reference Rates” section (http://www.ecb.int/home/eurofxref.htm).

12.3	Announcements

No announcement of any kind to the media or any other indefinite group of persons shall be made before Closing in respect of the subject matter of this Agreement except as specifically agreed between the Sellers and the Purchaser or if such announcement is required by law or administrative or judicial order.

12.4	Notices

All notices, services and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt, or, if earlier, (a) five days after deposit with the competent postal service (b) upon delivery, if delivered by hand, (c) one business day after the business day of facsimile transmission, if delivered by facsimile transmission with receipt of transmission confirmation and with a confirmation copy by mail and shall be addressed to the intended recipient as set forth below:

12.4.1	If to Purchaser or to Pinnacle, Inc:

Pinnacle Systems GmbH
Frankfurter Straße 3c
38112 Braunschweig

Attn: Oliver Hellmold

With a copy to Pinnacle, Inc.:

Pinnacle Systems, Inc.,
280 North Bernardo Avenue,
Mountain View, CA 94043, USA

Attn: Chief Financial Officer,
Telephone: (650) 560-1600,
Facsimile: (650) 526-1601

and a copy to:

Linklaters Oppenhoff & Rädler,
Mainzer Landstraße 16,
60325 Frankfurt am Main, Germany

Attn: Ulli Janssen,
Telephone: (49-69) 710-03-0,
Facsimile: (49-69) 7-10-03-333

And a copy to:

Wilson Sonsini Goodrich & Rosati,
Professional Corporation,
650 Page Mill Road, Palo Alto,
CA 94304-1050, U.S.A.

Attn: Chris F. Fennell, Esq.,
Telephone: (650) 493-9300,
Facsimile: (650) 845-5000

12.4.2	If to Sellers:

To each Seller as referred to on the front page

With a copy to:

Hauswaldt Bollmeyer Rechtsanwälte
Rathausstraße 13,
20095 Hamburg

Attn: Thomas Hauswaldt
Telephone: (49-40) 37 37 47 0
Facsimile: (49-40) 37 37 47 99

and

LutherMenold Rechtsanwaltsgesellschaft mbH
Düsternstrasse 1,
20355 Hamburg

Attn: Dr. Klaus von Gierke
Telephone: (49-40) 378 52-1964
Facsimile: (49-40) 378 52-1922

12.4.3	If to Managing Sellers:

Manfred Rürup
Neuer Höltigbaum 22-32,
22143 Hamburg

and

Karl Steinberg
Neuer Höltigbaum 22-32,
22143 Hamburg

With a copy to:

Hauswaldt Bollmeyer Rechtsanwälte
Rathausstraße 13,
20095 Hamburg

Attn: Thomas Hauswaldt
Telephone: (49-40) 37 37 47 0
Facsimile: (49-40) 37 37 47 99

and

LutherMenold Rechtsanwaltsgesellschaft mbH
Düsternstrasse 1,
20355 Hamburg

Attn: Dr. Klaus von Gierke
Telephone: (49-40) 378 52-1964
Facsimile: (49-40) 378 52-1922

12.5	Costs and Fees

The notarial fees payable in connection with the execution and implementation of this Agreement shall be borne by Purchaser. Otherwise, each Party shall bear its own expenses, including the fees of its advisers, incurred in connection with this Agreement.

12.6	Amendment

Changes and amendments to this Agreement as well as declarations to be made hereunder shall be valid only if agreed by all Parties and made in writing unless a notarial deed is legally required. This shall also apply to any change of this provision.

12.7	Severability

If a provision of this Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provisions shall be deemed to be replaced and the gap be filled by a legally valid arrangement which corresponds as closely as possible to the intentions of the Parties or what would have been the intentions of the Parties according to the aim and purpose of this Agreement if they had recognized the gap.

12.8	Headings and Exhibits

The Exhibits to this Agreement shall form an integral part of this Agreement. The headings in this Agreement shall only serve the purpose of easier orientation and are of no consequence for the contents and interpretation of this Agreement. Statements in one provision of, or Exhibit to, this Agreement shall be deemed to have been made also for the purposes of all other provisions of, and Exhibits to, this Agreement.

12.9	Further Assurances

The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

12.10	Governing Law

This Agreement shall be governed by German law.

12.11	Jurisdiction

The Courts of Hamburg shall have exclusive jurisdiction for all disputes arising out of or in connection with this Agreement, including disputes about its validity.

12.12	Entire Agreement

This Agreement and the exhibits hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

12.13	Assignment

No Party may, directly or indirectly, in whole or in part, assign this Agreement or delegate any of its obligations under this Agreement without the other Party’s prior written consent. Any attempted assignment or delegation without such prior written consent will be void. Notwithstanding the foregoing, a Party, or its permitted successive assignees may assign this Agreement or delegate any rights or obligations hereunder without consent: (i) to any affiliate in the meaning of Section 15 German Stock Corporation Act. or (ii) in connection with a merger, reorganization, transfer, sale of assets or product lines, or change of control or ownership of such Party or its permitted successive assignees or transferees subject however to the assignor or transferor acting as guarantor for all obligations of the assignee or transferee vis-à-vis the other contractual parties. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

12.14	Extension; Waiver

Purchaser on the one hand and Sellers on the other hand may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other

Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Parties contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

12.15	Certified Copies

The Notary shall send certified copies of this deed to the Persons listed in Clause 12.4 above.

All Exhibits are well known to all parties.

The Exhibits 5.16.c, 6.1.2 are attached to this agreement for the purpose of prove and evidence.

Reference is made to the Exhibits 2.4, 3.1.3., 3.1.7., 5.26 (page 1)—they form an integral part of this Agreement (§ 9 Abs. 1 Satz 2 BeurkG).

Reference is also made to the Exhibits 5.3., 5.4., 5.7.2, 5.8.a, 5.8.b., 5.8.c., 5.8.d., 5.9., 5.10.a., 5.10.b., 5.11., 5.12., 5.13.a., 5.13.b., 5.13.c., 5.15., 5.16.a., 5.16.b., 5.16.d., 5.17., 5.18., 5.26 (page 2-4) and 10.4.3. they also form an integral part of this Agreement (§ 14 Abs. 1 BeurkG) and are signed on each page by the parties. The parties waive in reading this documents.

Read by the notary with Exhibits 2.4-3.1.3, 3.1.7 and 5.26 accepted by all parties and signed by them and the notary:

/s/ MANFRED RÜRUP
Manfred Rürup Steinberg Media Technologies AG

/s/ THOMAS HAUSWALDT
Thomas Hauswaldt Steinberg Media Technologies AG

/s/ GEORG BLINN
Georg Blinn Pinnacle Systems, Inc.

/s/ OLIVER HELLMOLD
Oliver Hellmold Pinnacle Systems GmbH

/s/ DR. DIETER MAYER
Dr. Dieter Mayer, Notary

EXHIBIT 3.1.3

Form of Guarantee of Bankhaus Hauck & Aufhauser Privatebankiers KgaA

[See attached]

(On the letterhead of H&A)

To
Beneficiary
(Address)

Bank Guarantee (“Selbstschuldnerische Bankbürgschaft”)

I.

Pursuant to a Share Purchase and Transfer Agreement — hereinafter called “the Purchase Agreement” —, dated [[ 18.12.2002 ]], entered into between the shareholders of STEINBERG Media Technologies AG and Pinnacle Systems GmbH — hereinafter called “the Purchaser” — concerning the purchase and transfer of 6,891,307 shares of STEINBERG Media Technologies AG — hereinafter called “the Company” — the Sellers, in particular Mr. Manfred Rürup and Mr. Karl Steinberg — hereinafter called “the Managing Sellers” — have made under Sec. 5 and 6 of the Purchase Agreement certain statements. The liability of the Sellers for a breach of these statements is limited to an aggregate amount of USD 3,000,000.00 which amount shall be time-barred (verjährt) 24 months after Closing as defined in the Purchase Agreement. The terms used in this agreement shall have the same meaning as defined in the Purchase Agreement.

It has been agreed between the parties that the indemnification of the Purchaser by the Sellers has to be secured by an bank guarantee (“selbstschuldnerische Bürgschaft” according to §§ 765 ff BGB (German Civil Code)) in favour of the Purchaser.

II.

In consideration thereof and at the request of the Managing Sellers, we, the undersigned bank, hereby unconditionally and irrevocably undertake the Guarantee (“selbstschuldnerische Bürgschaft”) pursuant to §§ 765 ff BGB (German Civil Code) waiving the defence of challenge (Anfechtung) and set-off (Aufrechnung) and advance action (“Vorausklage”) pursuant to §§ 770, 771 BGB (German Civil Code) — hereinafter called “the Guarantee” — to the Purchaser for any claim of the Purchaser with respect to any breach of the statements made by the Sellers under Sec. 5 and 6 of the Purchase Agreement up to the maximum amount of

USD 3.000.000,00
(in words: US-Dollars three million)

(hereinafter called “the Original Guarantee Amount”), and we shall under no circumstances be liable under this Guarantee for any greater or further amount.

By [insert date of Closing plus 12 month], the Original Guarantee Amount shall be reduced to USD 2,000,000. — (in words: US-Dollars two million) plus all amounts, if any, which by then have been claimed for under this Guarantee and for which no payment of us under this Guarantee has been made at this time (hereinafter called “the Reduced Guarantee Amount I”) with the effect that our obligations hereunder are limited to the Reduced Guarantee Amount I after [insert date of Closing plus 12 month].

•	Example 1 for the calculation of the Reduced Guarantee Amount I:

Purchaser claims for an amount of USD 1,200,000 under this Guarantee before January 02, 2004. In this case the Reduced Guarantee Amount I will be USD 3,000,000 (USD 2,000,000 plus the amount of the claim of USD 1,200,000 but limited to USD 3,000,000).

•	Example 2 for the calculation of the Reduced Guarantee Amount I:

Purchaser claims for an amount of USD 400,000 under this Guarantee before January 02, 2004. In this case the Reduced Guarantee Amount I will be USD 2,400,000 (USD 2,000,000 plus the amount of the claim of USD 400,000).

By [insert date of Closing plus 18 month], the Reduced Guarantee Amount I shall be further reduced to USD 1,000,000. — (in words: US-Dollars one million) plus all amounts, if any, which by then have been claimed for under this Guarantee and for which no payment of us under this Guarantee has been made at this time (hereinafter called “the Reduced Guarantee Amount II”) with the effect that our obligations hereunder are limited to the Reduced Guarantee Amount II after [insert date of Closing plus 12 month].

•	Example 1 for the calculation of the Reduced Guarantee Amount II:

Purchaser claims for an amount of USD 1,200,000 under this Guarantee before January 02, 2004 and for a further amount of USD 300,000 between January 02, 2004 and July 01, 2004. In this case the Reduced Guarantee Amount II will be USD 2,500,000 (USD 1,000,000 plus the amount of the claims of USD 1,200,000 and USD 300,000).

•	Example 2 for the calculation of the Reduced Guarantee Amount II:

Purchaser claims for an amount of USD 400,000 under this Guarantee before January 02, 2004 and for a further amount of USD 300,000 between January 02, 2004 and July 01, 2004. In this case the Reduced Guarantee Amount II will be USD 1,700,000 (USD 1,000,000 plus the amount of the claims of USD 400,000 and USD 300,000).

Our liability under this Guarantee will expire on [insert date of Closing plus 24 month], unless claims have been made under this Guarantee. Any claim hereunder which has not been claimed under this Guarantee by [insert date of Closing plus 24 month] will automatically lapse.

All payments under this Guarantee shall be effected to you in effective US currency.

This Guarantee has to be returned to us in original upon expiration of this Guarantee or full payment of the maximum amounts owed under this Guarantee from time to time.

This Guarantee is not assignable.

This Guarantee shall be governed by and shall be construed in accordance with the laws of Germany and is subject to the jurisdiction of the courts in Frankfurt/Main.

Place/Date,                                                              Signatures

EXHIBIT 3.1.6

Form of Investment Representation Statement entered into by each of
Manfred Rürup and Karl Steinberg

[See attached]

PINNACLE SYSTEMS, INC.

INVESTMENT REPRESENTATION STATEMENT

In connection with the acquisition (the “Acquisition”) by Pinnacle Systems, Inc., a California corporation, (the “Company”) of all of the outstanding stock of Steinberg Media Technologies AG (“Steinberg”) and the issuance by the Company to the undersigned (the “Investor”) of shares of common stock of the Company (the “Shares”) in exchange for the Investor’s stock in Steinberg, the Investor hereby represents and warrants to the Company as follows:

1.    Accredited Investor Status.    The undersigned either (check appropriate box):

☐ Is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”); or

Please write your initial on the following line if you checked the box above:

☐ Is not an “accredited investor” and hereby designates                          as a “purchaser representative” as that term is defined in Rule 501(h) of Regulation D promulgated under the Securities Act, to act as the undersigned’s advisor in connection with the Acquisition and the issuance of the Shares pursuant thereto. All shareholders of Steinberg who wish to receive Company stock in exchange for their Steinberg stock and who are not an “accredited investor” MUST engage a purchaser representative to advise them in connection with the Acquisition and the issuance of the Shares pursuant thereto.

Please write your initial on the following line if you checked the box above:

2.    Investment Intent.    Investor is acquiring the Shares for investment only and not with any present intention or view toward selling or otherwise disposing of the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act. Investor also represents that the entire legal and beneficial interest of the Shares is being acquired and will be held for the Investor’s account only and neither in whole nor in part for any other person.

3.    Authorization.    Investor’s purchase of the Shares has been duly authorized by all requisite corporate action of Investor.

4.    Information Concerning Company.    Investor either has a preexisting business or personal relationship with the Company or any of its officers, directors, or controlling persons or by reason of Investor’s business or financial experience or the business or financial experience of Investor’s professional advisors who are unaffiliated with and who are not compensated by the Company, directly or indirectly, could be reasonably assumed to have the capacity to evaluate the merits and risks of an investment in the Company and to protect Investor’s own interests in connection with this transaction.

5.    Company Common Stock Not Registered.    Investor understands that the Shares have not been registered under the Securities Act and have been sold in reliance upon a specific exemption from registration under the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein. In this connection, Investor understands that, in the view of the Securities and Exchange Commission (the “Commission”), the statutory basis for such exemption relies in part on the representations made by such Investor in this Investment Representation Statement and may be unavailable to the extent such representations are not true.

6.    Held Indefinitely.    Investor further understands that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. In addition, Investor understands that the certificates(s) evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel satisfactory to the Company. Such certificates will also bear any applicable legends required under state laws.

7.    Rule 144.    Investor is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits the limited public resale of “restricted stock” acquired in a transaction not involving a public offering subject to the satisfaction of certain conditions, including: (i) the availability of certain public information about the Company, (ii) the resale occurring not less than one year after the party has purchased and “fully paid” for the Shares, (iii) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as such term is defined under the Securities Exchange Act of 1934, as amended), (iv) the amount of Shares being sold during any three month period not exceeding the specified limitations stated in Rule 144 and (v) the timely filing of a Form 144, if applicable.

8.    Substantial Burden of Proof.    Investor further understands that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Commission has expressed its opinion that persons proposing to sell stock acquired in a private placement other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sale, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

9.    Tax Representation.    Investor has reviewed with its own tax advisors the federal, state, local, and foreign tax consequences of this investment. Investor is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Investor understands that it (and not the Company) will be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this agreement.

Executed effective as of December             , 2002.
INVESTOR

Signature

Name

Name of Stockholder (if different)

Title (if applicable)

Address:

Schedules and Exhibits Omitted from Exhibit 2.3—Share Purchase and Transfer Agreement by and among Pinnacle Systems, Inc., Pinnacle Systems GmbH and each of the Shareholders of Steinberg Media Technologies AG

Exhibit 2.4 is the form of Registration Rights Agreement dated January 2, 2003 between Pinnacle Systems, Inc. and each of Manfred Rürup and Karl Steinberg. The Registration Rights Agreement has been omitted from Exhibit 2.3 because it is attached as Exhibit 4.9 to the registration statement of which the attached prospectus is a part.

Schedules 5.3., 5.4., 5.7.2, 5.8.a, 5.8.b., 5.8.c., 5.8.d., 5.9., 5.10.a., 5.10.b., 5.11., 5.12., 5.13.a., 5.13.b., 5.13.c., 5.15., 5.16.a., 5.16.b., 5.16.c, 5.16.d., 5.17., 5.18., 5.26 and 6.1 to the Share Purchase Agreement constitute the Disclosure Schedules to the Share Purchase Agreement. The Disclosure Schedules have been omitted from Exhibit 2.3. The Share Purchase Agreement describes the contents of each of these Disclosure Schedules.

Pinnacle Systems, Inc. agrees to furnish supplementally a copy of any of the foregoing omitted schedules to the Commission upon request.